Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the

Prologis 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-178955) on Form S-8 of Prologis, Inc., of our report dated June 14, 2018, with respect to the statements of net assets available for benefits of Prologis 401(k) Savings Plan as of December 31, 2017, the related statements of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of Prologis 401(k) Savings Plan.

/s/ EKS&H LLLP

June 14, 2018

Denver, Colorado